Exhibit 10.5

SECURITY AGREEMENT

This SECURITY AGREEMENT (the “Agreement”) is made and entered into as of the 6th day of May, 2017 (the “Effective Date”) by and between VIVOS BIOTECHNOLOGIES, INC. (the “Buyer”), a Wyoming corporation and Dr. Gurdev Dave Singh (the “Seller”).

R E C I T A L S

WHEREAS, Buyer is purchasing from Seller on the date hereof certain intellectual property (the “Intellectual Property”) according to the terms described in the Intellectual Property & Asset Purchase Agreement attached hereto as Appendix A.

WHEREAS, Buyer is paying for the Intellectual Property by way of certain “Series A Stock”, described in the Certificate of Designation of Preferences, Rights and Limitation of Series A Convertible Preferred Stock attached hereto as Appendix B.

NOW THEREFORE, in consideration of the promises and the mutual representations, warranties and covenants and subject to the conditions contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Buyer and Seller (each a “Party” and, collectively, the “Parties”), intending to be legally bound, hereby agree as follows:

1.	COLLATERAL.

1.1	Buyer hereby grants to Seller a security interest in the Intellectual Property described below and in all of Buyer’s right, title and interests therein and thereto (collectively, the “Collateral”).

1.1.1.	Those assets described in Section 1.1 of the Intellectual Property Purchase Agreement attached hereto as Appendix A;

1.1.2.	the “Redemption Reserve Fund” as such term is defined in the Certificate of Designation of Preferences, Rights and Limitation of Series A Convertible Preferred Stock attached hereto as Appendix B; and

1.1.3.	the general assets of the Buyer, including but not limited to all proceeds, whether cash or non-cash, income and earnings of the Buyer, including insurance proceeds (including unearned premiums) and payments under any warranties.

2.	OBLIGATIONS SECURED. The Collateral secures the redemption rights of the Holder of Series A Convertible Preferred Stock which has been accepted by the Seller in lieu of a $5,000,000.00 payment of principal, interest, and all other amounts due under the Intellectual Property & Asset Purchase Agreement as more fully set forth in that certain Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock.

3.	TERM OF SECURITY AGREEMENT. This Security Agreement shall remain in effect until the redemption rights due to be exercised as more fully set forth in that certain Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock have been satisfied.

4.	WARRANTIES AND COVENANTS OF BUYER. Buyer warrants, covenants and agrees that:

4.1	Except for the security interests granted hereby, Buyer now owns and will hereafter own the Collateral free from any and all liens, leases, security interests and encumbrances, and Buyer will defend the Collateral against all claims and demands of all persons at any time claiming the same or any interest therein.

4.2	Buyer will execute, upon the request of Seller, any and all agreements, financing statements or other documents that Seller deems appropriate to protect or perfect the security interests granted herein or to grant or confirm the rights and authority granted to Seller hereunder.

4.3	Buyer specifically gives its consent and authorization to any court of competent jurisdiction to issue by ex parte hearing, such order or orders as may be appropriate or necessary to enforce the terms of this Security Agreement, granting to Seller such powers, orders or authority as Seller shall need or desire to enforce this Security Agreement. Any such court is directed to not require any bond of Seller, the parties agreeing that time is of the essence to protect the interests of Seller and Buyer.

4.4	Buyer will, at Buyer’s sole expense, appear in and defend any action growing out of or in any manner connected with any of the Collateral or the obligations or liabilities of Buyer or any persons in connection therewith.

5.	EVENTS OF DEFAULT. An event of default under this Agreement shall exist upon the happening of any one (1) or more of the following events (each an “Event of Default”):

5.1	Failure of Buyer to pay any principal of, interest on or other amount due under the Intellectual Property & Asset Purchase Agreement within no later than fifteen (15) days when the same is due, whether at maturity, by acceleration or otherwise.

5.2	An Event of Default, as defined in the Intellectual Property & Asset Purchase Agreement, occurs.

5.3	Buyer’s breach of any covenant, agreement, warranty or representation under this Security Agreement.

6.	SELLER’S RIGHTS AND REMEDIES UPON DEFAULT.

6.1	Upon the occurrence of any Event of Default, Seller, at any time thereafter, may declare any and all payments under the Intellectual Property & Asset Purchase Agreement immediately due and payable and shall further have the remedies provided hereunder and as otherwise permitted by law. Seller may, at its own option, require Buyer to assemble the Collateral and make it available to Seller at a place to be designated by Seller which is reasonably convenient to Seller. Seller gives Buyer Power of Attorney to sign its name to any and all documents necessary to transfer title back into Seller’s name and to take any and all action necessary to be taken in Buyer’s name to recover all collateral secured under the terms of this instrument.

6.2	In the event of repossession of the Collateral, Seller shall have the rights as are provided herein and as otherwise permitted by law. To the extent permitted by law, Buyer shall pay all reasonable attorneys’ fees and expenses incurred by Seller in connection with the assembling the Collateral and in connection with all legal and non-legal proceedings (including any bankruptcy and appellate proceedings) to enforce or protect its security interests in the Collateral or to collect any of the Indebtedness.

7.	REMEDIES CUMULATIVE. The remedies provided in this Security Agreement, the Intellectual Property & Asset Purchase Agreement and in Series A Stock are cumulative and not mutually exclusive. The remedies can be exercised successively or concurrently and as many times as and whenever the occasion may arise.

8.	LIABILITY OF SELLER.

8.1	In Seller’s exercise of the powers granted Seller by this Security Agreement, no liability shall be asserted or enforced against Seller, and Buyer expressly waives and releases Seller from all such liability.

8.2	Seller shall not in any way be liable for the maintenance of the Collateral or any failure to do any or all of the actions for which rights and authority are herein granted. The failure of Seller to take any of the actions or exercise any of the rights, interest, powers or authority granted to Seller hereunder shall not be construed to be a waiver of any of the rights, interest, powers or authority granted to Seller hereunder.

9.	INDEMNITY. Buyer agrees to defend and indemnify the Seller from and against any and all liability, loss, damage and expenses (including all attorneys’ fees and expenses through litigation and all appeals), which Seller might incur by virtue of this Security Agreement, from any violation of law for which Buyer is responsible and from any and all claims and demands whatsoever which may be asserted against the Seller hereunder not attributable to Seller’s own gross negligence or willful misconduct. This indemnity is in addition to the indemnity set forth in Section 8 hereof.

10.	BANKRUPTCY.

10.1	The parties agree that Buyer has substantial duties of performance apart from its mere financial obligations under this Security Agreement, the Intellectual Property & Asset Purchase Agreement and in Series A Stock and that parties other than the Buyer could not adequately and fully perform the covenants to be performed by Buyer in this Security Agreement. No assumption of or assignment of this Security Agreement shall be allowed in bankruptcy. Should an assumption of or an assignment of this Security Agreement be permitted in violation of this covenant, the parties agree that Seller will not have adequate assurance of performance unless and until Seller is allowed access to adequate financial and other information to satisfy itself that the trustee or proposed assignee is fully able to assume the financial and personal covenants of Buyer under this Security Agreement, in full accordance with its terms, and that sufficient bonds or letters of credit are posted by the bankruptcy trustee or proposed assignee to guarantee performance of such obligations. The parties further agree that the definition of the term “adequate assurance” as set forth in section 365(b)(3) of the Bankruptcy Code 1978, as amended, shall be applicable directly or by analogy to any determination of adequate assurance in connection with this Security Agreement.

10.2	In the event of Buyer’s bankruptcy, the debtor in possession or trustee shall not be permitted to use, sell or lease the Collateral, whether or not in the ordinary course of business, without providing adequate protection to Seller. The parties agree that the language in Section 361 of the Bankruptcy Code of 1978, as amended, shall be the exclusive definition of the term “adequate protection” in connection with any use, sale or lease of the full payment required under the Note and any other instruments of indebtedness which this Security Agreement secures, plus payment representing the full replacement value of the Collateral used, sold or leased; and the replacement liens referred to in that section shall mean liens on property the actual market value of which is equal to or greater than the replacement cost of the equivalent” as used, sold or leased; and the term “indubitable equivalent” as used in that section shall mean protection afforded by either grants of administrative expense priority, grants to Seller of ownership interests in a continuing business surviving the bankruptcy, or grants to Seller of protected securities issued by a continuing business surviving the bankruptcy which completely compensate Seller for the loss of the present value (computed at the then market rate of interest for commercial loans) of its interest in the Collateral. For purposes of computation, the value of the Collateral is deemed to be the replacement cost.

10.3	The parties agree that because of the extreme financial importance to Seller of this transaction, and because of the nature of the Collateral and the likelihood that its value will quickly decrease over time, Seller will be irreparable harmed by any stay of its collection efforts or the exercise of its remedies under this Security Agreement.

10.4	The parties agree that in the event a plan of reorganization is proposed under Chapter 11 of the Bankruptcy Code of 1978, as amended, the plan will be fair and equitable to Seller, as a secured creditor, only if Seller realizes under the plan the indubitable equivalent of its interests in the Collateral. The term “indubitable equivalent” in such context shall have the same meaning as that given in Section 11.2 of this Security Agreement.

11.	EXPENSES. Any and all expenses that may be incurred in connection with the enforcement of this Security Agreement shall be the sole responsibility of the Buyer. In the event of Buyer’s failure to pay all such costs, the amounts due and owing will bear interest at the default rate stated in the Note, and will be added to the indebtedness as a future advance under the Mortgage upon disbursement made by Seller.

12.	WAIVER OF JURY TRIAL. Buyer hereby irrevocably waives all rights to trial by Jury in any action or proceeding arising out of or relating to this Security Agreement, any collateral for the Loan, and relationship between or among the parties to the Loan, any course of dealings, or any of the Loan Documents or the transaction contemplated thereby.

13.	MISCELLANEOUS.

13.1	Binding Effect. This Security Agreement shall be binding upon Buyer and its heirs, successors and assigns and shall inure to the benefit of Seller and its successors, transferees and assigns and all parties who may become holders of the Series A Stock.

13.2	Governing Law. This Security Agreement is made and executed under and shall in all respects be governed and enforced by and construed in accordance with the laws of the State of Colorado, including, without limitation, matters of construction, validity and performance. Each party acknowledges that it has reviewed this Security Agreement, and the parties hereby agree that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Security Agreement.

13.3	Severability. In the event any terms or provisions of this Security Agreement are held invalid or unenforceable, the remaining terms and conditions of this Security Agreement shall continue to be fully enforceable without change, and this Security Agreement shall be interpreted as if the invalid or unenforceable provision had not been a part hereof.

IN WITNESS WHEREOF, Buyer has executed or caused this Agreement to be executed.

BUYER:

VIVOS BIOTECHNOLOGIES, INC.

/s/ R. Kirk Huntsman
R. Kirk Huntsman, Chief Executive Officer

WITNESS:

Name

WITNESS:

Name

STATE OF ___________________	)
	)	SS
COUNTY OF _________________	)

THE FOREGOING INSTRUMENT was acknowledged before me this _____ day of __________, 2017, by ______________________________ and ______________________________, who (is/are) personally known to me OR who produced ______________________________ as identification and who did take an oath.

NOTARY PUBLIC

Signature

Print

My Commission expires: ____________

APPENDIX A

INTELLECTUAL PROPERTY & ASSET PURCHASE AGREEMENT

APPENDIX B

CERTIFICATE OF DESIGNATION OF PREFERENCES, RIGHTS AND LIMITATIONS

OF

SERIES A CONVERTIBLE PREFERRED STOCK

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